UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2015

Chemical Financial Corporation

(Exact Name of Registrant as

Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

235 E. Main Street Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

Registrant's telephone number, including area code:  (989) 839-5350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Reference is made to Chemical Financial Corporation's (the "Corporation") definitive proxy statement ("Proxy Statement") for its 2015 annual meeting of shareholders filed with the Securities and Exchange Commission on March 6, 2015. Pursuant to the Proxy Statement, the board of directors of the Corporation is soliciting proxies with respect to various proposals to be acted upon at the annual meeting, including a proposal to amend the Corporation's Restated Articles of Incorporation to authorize a class of 2,000,000 shares of preferred stock. The proposed amendment includes a provision authorizing the board of directors to issue up to 2,000,000 shares of preferred stock. The provision would permit the board to authorize the issuance of preferred stock without additional shareholder approval, with such relative rights and preferences as may be established by resolution of the board of directors. The terms of the shares to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters would be determined by the board of directors. There are currently 200,000 shares of preferred stock authorized for issuance under the Corporation 's Restated Articles of Incorporation, all of which would be eliminated as of the effective time of the proposed amendment.

The Proxy Statement included the following disclosure with respect to the proposal:

Although the board of directors has no present plan or proposal to do so, preferred stock could be used to discourage or impede an attempt to obtain control of the Corporation by merger, tender offer, proxy contest or other means and could be used to inhibit the removal of incumbent management. At this time, the Corporation’s management is not aware of any attempts to obtain control of the Corporation.

If the proposal is approved, the board of directors of the Corporation represents that it will not, without prior shareholder approval, issue or use the preferred stock for any defensive or anti-takeover purpose or for the purpose of implementing any shareholder rights plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	April 8, 2015	CHEMICAL FINANCIAL CORPORATION (Registrant)

/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer